SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                         UNDER THE EXCHANGE ACT OF 1934

                                (Amendment No. 2)


                         FIRST OF LONG ISLAND CORPORATION
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                                 (Name of Issuer)

                      Common Stock, $0.10 par value per share
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                           (Title of Class of Securities)

                                     320734106
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                                  (CUSIP Number)

                                  DECEMBER 31, 2009
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               (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b) [ ] Rule 13d-1(c) [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NUMBER           320734106
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1.          NAMES OF  REPORTING  PERSONS.  I.R.S.  IDENTIFICATION  NOS. OF ABOVE
            PERSONS (ENTITIES ONLY).

            Hovde Capital Advisors LLC / 03-0430205

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2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)[ ]
            (b)[ ]
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3.          SEC Use Only

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4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            Organized: State of Delaware
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NUMBER OF          5.         SOLE VOTING POWER
SHARES
BENEFICIALLY                  0 shares
OWNED BY                      --------------------------------------------------
EACH               6.         SHARED VOTING POWER
REPORTING
PERSON WITH                   0 shares
                              --------------------------------------------------
                   7.         SOLE DISPOSITIVE POWER

                              0 shares
                              --------------------------------------------------
                   8.         SHARED DISPOSITIVE POWER

                              0 shares
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9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 shares
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10.         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (see Instructions). [ ]
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11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.0%
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12.         TYPE OF REPORTING PERSON

            IA
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


Item 1.

     The Name of the Issuer is First of Long Island Corporation (the "Issuer"). The address of the Issuer's Principal Executive Offices is 10 Glen Head Road, Glen Head, NY 11545.

Item 2.

     The person filing this statement is Hovde Capital Advisors LLC (the "Investment Manager" or "Reporting Person"), and the address of its Principal Business Office is 1826 Jefferson Place, N.W., Washington, D.C. 20036. The Reporting Person is a limited liability company organized under the laws of the State of Delaware. The class of securities to which this statement relates is the Issuer's common stock, with a $0.10 par value per share (the "Securities" or "Shares"). The CUSIP number of the Securities is 320734106. The Investment Manager manages certain accounts (the "Managed Accounts"), which were the direct owners of the Securities.

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)[ ]    Broker or dealer  registered  under  section  15 of the Act (15 U.S.C.
          78o).
(b)[ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)[ ]    Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
          78c).
(d)[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C.80a-8).
(e)[X]    An     investment     adviser    in     accordance     with    Section
          240.13d-1(b)(1)(ii)(E);
(f)[ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);
(g)[ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
(h)[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)[ ]    Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned: 0.
            (b) Percent of class: 0.0%.
            (c) Number of shares as to which  the  person  has:
               (i) Sole power to vote or to direct the vote: 0.
               (ii) Shared power to vote or direct the vote: 0.
               (iii) Sole power to dispose or to direct the disposition of: 0.
               (iv) Shared power to dispose or to direct the disposition of: 0.

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not Applicable

Item 8.  Identification and Classification of Members of the Group

            Not Applicable

Item 9.  Notice of Dissolution of Group

            Not Applicable

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                           02/04/2010
                                                    ----------------------------
                                                               Date


                                                    HOVDE CAPITAL ADVISORS LLC


                                                    BY:  /s/ Eric D. Hovde
                                                    ----------------------------
                                                    Eric D. Hovde
                                                    Its: Managing Member